SUB-ITEM 77Q3

AIM GLOBAL CORE EQUITY FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF " INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL ' INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING: 12/31/2008
FILE NUMBER 811-1540
SERIES NO.: 23

72DD 1 Total income dividends for which record date passed during the period.
       (000's Omitted)
       Class A                       $248
     2 Dividends for a second class of open-end company shares (000's Omitted)
       Class B                       $ 68
       Class C                       $ 53
       Class Y                       $  1
       Institutional Class           $  1

73A.   Payments per share outstanding during the entire current period:
       (form nnn.nnnn)
     1 Dividends from net investment income
       Class A                     0.0387
     2 Dividends for a second class of open-end company shares (form nnn.nnnn)
       Class B                     0.0387
       Class C                     0.0387
       Class Y                     0.0387
       Institutional Class         0.0387

74U. 1 Number of shares outstanding (000's omitted)
       Class A                      6,356
     2 Number of shares outstanding of a second class of open-end company shares (000's omitted)
       Class B                      1,693
       Class C                      1,361
       Class Y                         36
       Institutional Class             12

74V. 1  Net asset value per share (to nearest cent)
       Class A                      $9.56
     2 Net asset value per share of a second class of open-end company shares
       (to nearest cent)
       Class B                      $9.26
       Class C                      $9.26
       Class Y                      $9.56
       Institutional Class          $9.61